Exhibit 99.1  Press Release dated July 19, 2012
Citizens First Corporation Announces Second Quarter 2012 Results

NEWS For Immediate Release
Contact: Todd Kanipe, CEO tkanipe@citizensfirstbank.com Steve Marcum, CFO smarcum@citizensfirstbank.com Citizens First Corporation 1065 Ashley Street, Suite 150 Bowling Green, KY 42103 270.393.0700

BOWLING GREEN, KY, July 19, 2012 – Citizens First Corporation (NASDAQ: CZFC) today reported results for the second quarter ending June 30, 2012, which include the following:

•
For the quarter ended June 30, 2012, the Company reported net income of $726,000, or $.24 per diluted common share.  This represents a decrease of $82,000, or $.05 per share, from the linked quarter ended March 31, 2012.  Compared to the quarter ended June 30 a year ago, net income decreased $2,000 or $.01 per share.  Provision for loan losses was $450,000 for the second quarter of 2012 compared to $370,000 for the linked quarter ended March 31, 2012 and $300,000 for the quarter ended June 30, 2011. Todd Kanipe, President & CEO of Citizens First commented, “Our earnings declined this quarter due to increased provision expense and margin compression.  While interest income was adversely impacted by nonaccrual loans and repricing within the portfolio, our year-to-date net interest margin remains strong at 4.12%.”

•
For the six months ended June 30, 2012, net income grew to $1.5 million, or $.53 per diluted common share.  This represents an increase of $90,000, or $0.07 per share, from the net income of $1.4 million in the previous year.

•
The Company’s net interest margin was 4.06% for the quarter ended June 30, 2012 compared to 4.17% for the quarter ended March 31, 2012 and 4.01% for the quarter ended June 30, 2011, a decrease of 11 basis points for the linked quarter and an increase of 5 basis points from the prior year.  The Company’s net interest margin declined from the previous quarter due to a decrease in loan income for the quarter.  Net interest margin for the year was 4.12% compared to 4.06% in the previous year.

•
Nonperforming assets increased to $7.9 million at June 30, 2012 compared to $4.9 million at December 31, 2011 and from $4.1 million at June 30, 2011.  The increase in nonperforming assets is primarily attributable to a commercial real estate loan in the hospitality industry totaling $3.9 million which was placed on a nonaccrual status during the second quarter of 2012.

Second Quarter 2012 Compared to First Quarter 2012

Net interest income for the quarter ended June 30, 2012 decreased $16,000, or 0.4%, compared to the previous quarter.  Net interest income decreased due to a decrease in loan income of $42,000, which is primarily attributable to the increase in nonaccrual loans.

Non-interest income for the three months ended June 30, 2012 increased $97,000, or 13.9%, compared to the previous quarter, primarily due to an increase in security gains of $55,000.

Non-interest expense for the three months ended June 30, 2012 increased $120,000, or 4.1%, compared to the previous quarter, primarily due to an increase in other expenses of $95,000.  Other real estate expenses increased $60,000 due to the sale of two properties during the quarter.

A $450,000 provision for loan losses was recorded for the second quarter of 2012, compared to a $370,000 provision in the previous quarter.  The provision expense was higher in the second quarter of 2012 as a result of an increase in net charge-offs.  Net charge-offs were $479,000 for the second quarter of 2012 compared to $307,000 in the first quarter of 2012.

Second Quarter 2012 Compared to Second Quarter 2011

Net interest income for the quarter ended June 30, 2012 increased $446,000, or 13.8%, compared to the previous year.  The increase in net interest income was impacted by a reduction in interest expense of $199,000 combined with an increase in interest income of $247,000. The increase in interest income was fueled by the growth in average loans for the second quarter of 2012 compared to the second quarter of 2011.

Non-interest income for the three months ended June 30, 2012 increased $33,000, or 4.3%, compared to the three months ended June 30, 2011, primarily due to an increase in other services charges and fees of $30,000 from the prior year.

Non-interest expense for the three months ended June 30, 2012 increased $325,000, or 11.9%, compared to the three months ended June 30, 2011, primarily due to an increase in personnel expenses totaling $213,000 and other expenses totaling $96,000.

A $450,000 provision for loan losses was recorded for the second quarter of 2012, compared to a $300,000 provision in the second quarter of 2011, an increase of $150,000, or 50.0%.  Net charge-offs were $479,000 for the second quarter of 2012 compared to net charge-offs of $89,000 in the second quarter of 2011.  The provision expense increased due to the increase in net charge-offs and the growth of the loan portfolio.

Balance Sheet

Total assets at June 30, 2012 were $396.9 million, a decrease of $6.9 million from $403.8 million at December 31, 2011.  Loans increased $5.6 million, or 1.9%, from $294.4 million at December 31, 2011 to $300.0 million at June 30, 2012.  Deposits at June 30, 2012 were $320.8 million, a decrease of $11.9 million, or 3.6%, compared to $332.7 million at December 31, 2011.

Non-performing assets totaled $7.9 million at June 30, 2012 compared to $4.9 million at December 31, 2011, an increase of $3.0 million.  A commercial real estate loan of $3.9 million was placed on nonaccrual status during the second quarter.  The allowance for loan losses at June 30, 2012 was $5.9 million, or 1.97% of total loans, compared to $5.9 million, or 1.99% of total loans as of December 31, 2011.

A summary of nonperforming assets is presented for the periods indicated:
(In thousands)	June 30, 2012	December 31, 2011	June 30, 2011
Nonaccrual loans	$6,168	$3,322	$3,170
Loans 90 days or more past due and still accruing	-	-	-
Restructured loans	1,549	942	-
Total nonperforming loans	7,717	4,264	3,170

Other real estate owned	214	637	901
Other foreclosed assets	-	-	-
Total nonperforming assets	$7,931	$4,901	$4,071

Ratio of total nonperforming assets to total assets	2.00	1.21	1.15%

At June 30, 2012, total shareholders’ equity was $40.2 million and total tangible shareholders’ equity was $34.9 million.  The Company’s tangible equity ratio was 8.91% as of June 30, 2012.  The Company and Citizens First Bank are categorized as “well capitalized” under regulatory guidelines.

About Citizens First Corporation

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company has branch offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

Forward-Looking Statements

Statements in this press release relating to Citizens First Corporation's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, and the retention of key personnel.  Actions by the Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Income:

	Three Months Ended

	June 30	March 31	December 31	September 30	June 30
	2012	2012	2011	2011	2011
Interest income	$4,565	$4,618	$4,533	$4,313	$4,318
Interest expense	889	926	979	1,011	1,088
Net interest income	3,676	3,692	3,554	3,302	3,230

Provision for loan losses	450	370	1,200	300	300

Non-interest income:
Service charges on deposits	340	318	381	354	334
Other service charges and fees	143	120	121	118	113
Gain on sale of mortgage loans	64	90	100	90	56
Non-deposit brokerage fees	57	34	43	40	60
Lease income	68	68	68	68	68
BOLI income	66	66	69	69	68
Securities gains	55	-	141	13	61
Total	793	696	923	752	760

Non-interest expenses:
Salaries and benefits	1,414	1,409	1,355	1,239	1,201
Occupancy and equipment	479	459	455	464	463
Other	1,153	1,058	1,005	1,018	1,057
Total	3,046	2,926	2,815	2,721	2,721

Income before income taxes	973	1,092	462	1,033	969
Provision for income taxes	247	284	67	263	241
Net income	726	808	395	770	728

Preferred dividends and discount accretion	223	224	225	225	223
Net income available for common shareholders	$503	$584	$170	$545	$505
Basic earnings per common share	$0.25	$0.30	$0.09	$0.27	$0.26
Diluted earnings per common share	$0.24	$0.29	$0.09	$0.26	$0.25

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	Six Months Ended

	June 30	June 30
	2012	2011
Interest income	$9,184	$8,637
Interest expense	1,816	2,188
Net interest income	7,368	6,449

Provision for loan losses	820	525

Non-interest income:
Service charges on deposits	659	655
Other service charges and fees	262	233
Gain on sale of mortgage loans	154	125
Non-deposit brokerage fees	91	88
Lease income	136	125
BOLI income	132	135
Securities gains	55	61
Total	1,489	1,422

Non-interest expenses:
Salaries and benefits	2,823	2,507
Occupancy and equipment	938	938
Other	2,211	1,980
Total	5,972	5,425

Income before income taxes	2,065	1,921
Provision for income taxes	531	477
Net income	1,534	1,444

Preferred dividends and discount accretion	447	508
Net income available for common shareholders	$1,087	$936
Basic earnings per common share	$0.55	$0.47
Diluted earnings per common share	$0.53	$0.46

Return on average assets YTD	0.76%	0.81%
Return on average equity YTD	7.77%	7.76%
Net interest margin YTD	4.12%	4.06%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Key Operating Statistics:

Three Months Ended

	June 30	March 31	December 31	September 30	June 30
	2012	2012	2011	2011	2011

Average assets	$407,298	$402,950	$398,264	$358,477	$363,007
Average loans	304,003	299,061	295,421	269,002	269,808
Average deposits	331,820	331,400	333,540	297,646	302,871
Average equity	39,962	39,431	39,075	38,339	37,423

Return on average assets	0.72%	0.81%	0.39%	0.85%	0.80%
Return on average equity	7.31%	8.24%	4.01%	7.97%	7.80%

Efficiency ratio	66.93%	65.44%	61.61%	65.61%	66.62%
Non-interest income to average assets	0.78%	0.69%	0.92%	0.83%	0.84%
Non-interest expenses to average assets	(3.01%)	(2.91%)	(2.80%)	(3.01)%	(3.01)%
Yield on average earning assets (tax equivalent)	5.03%	5.20%	5.09%	5.34%	5.32%
Cost of average interest bearing liabilities	1.10%	1.15%	1.22%	1.42%	1.54%
Net interest margin (tax equivalent)	4.06%	4.17%	4.01%	4.11%	4.01%
Number of FTE employees	100	101	100	90	88

Asset Quality Ratios:
Non-performing loans to total loans	2.57%	1.32%	1.45%	0.81%	1.18%
Non-performing assets to total assets	2.00%	1.14%	1.21%	0.79%	1.15%
Allowance for loan losses to total loans	1.97%	1.95%	1.99%	1.76%	1.93%
Net charge-offs to average loans, annualized	0.52%	0.41%	0.42%	0.44%	0.13%

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

Consolidated Statement of Condition:	As of	As of	As of
	June 30,	December 31,	December 31,
	2012	2011	2010
Cash and cash equivalents	$22,018	$30,549	$14,811
Available for sale securities	47,915	50,718	39,531
Loans held for sale	99	180	151
Loans	300,028	294,352	268,303
Allowance for loan losses	(5,899)	(5,865)	(5,001)
Premises and equipment, net	11,704	11,849	10,352
Bank owned life insurance (BOLI)	7,456	7,324	7,051
Federal Home Loan Bank Stock, at cost	2,025	2,025	2,025
Accrued interest receivable	1,761	1,858	1,940
Deferred income taxes	2,968	3,382	3,677
Intangible assets	5,267	5,443	3,604
Other real estate owned	214	637	1,368
Other assets	1,336	1,342	1,919
Total Assets	$396,892	$403,794	$349,731

Deposits:
Noninterest bearing	$ 41,797	$ 38,352	$ 36,250
Savings, NOW and money market	107,996	116,968	72,612
Time	171,055	177,411	179,878
Total deposits	$320,848	$332,731	$288,740
FHLB advances and other borrowings	29,000	25,000	15,712
Subordinated debentures	5,000	5,000	5,000
Other liabilities	1,870	2,191	1,970
Total Liabilities	356,718	364,922	311,422
6.5% Cumulative preferred stock	7,659	7,659	7,659
Series A preferred stock	6,495	6,471	8,586
Common stock	27,072	27,072	27,072
Retained (deficit)	(1,619)	(2,706)	(4,357)
Accumulated other comprehensive income (loss)	567	376	(651)
Total Stockholders’ Equity	40,174	38,872	38,309
Total Liabilities and Stockholders’ Equity	$396,892	$403,794	$349,731

Consolidated Financial Highlights (Unaudited)
In thousands, except per share data and ratios

	June 30, 2012	December 31, 2011	December 31, 2010
Capital Ratios:
Tier 1 leverage	9.69%	9.46%	10.98%
Tier 1 risk-based capital	13.23%	11.86%	13.31%
Total risk based capital	14.48%	13.11%	14.57%
Tangible equity ratio (1)	8.58%	8.39%	10.02%
Tangible common equity ratio (1)	5.02%	4.84%	5.33%
Book value per common share	$12.87	$12.57	$11.21
Tangible book value per common share (1)	$10.15	$9.80	$9.37
Shares outstanding (in thousands)	1,969	1,969	1,969
_____________
(1)
The tangible equity ratio, tangible common equity ratio and tangible book value per common share, while not required by accounting principles generally accepted in the United States of America (GAAP), are considered critical metrics with which to analyze banks.  The ratio and per share amount have been included to facilitate a greater understanding of the Company’s capital structure and financial condition.  See the Regulation G Non-GAAP Reconciliation table for reconciliation of this ratio and per share amount to GAAP.

Regulation G Non-GAAP Reconciliation:	June 30, 2012	December 31, 2011	December 31, 2010

Total shareholders’ equity (a)	$40,174	$38,872	$38,309
Less:
Preferred stock	(14,154)	(14,130)	(16,245)
Common equity (b)	26,020	24,742	22,064
Goodwill	(4,097)	(4,097)	(2,575)
Intangible assets	(1,170)	(1,346)	(1,029)
Tangible common equity (c)	20,753	19,299	18,460
Add:
Preferred stock	14,154	14,130	16,245
Tangible equity (d)	$34,907	$33,429	$34,705

Total assets (e)	$396,892	$403,794	$349,890
Less:
Goodwill	(4,097)	(4,097)	(2,575)
Intangible assets	(1,170)	(1,346)	(1,029)
Tangible assets (f)	$391,625	$398,351	$346,286
Shares outstanding (in thousands) (g)	1,969	1,969	1,969

Book value per common share (b/g)	$13.21	$12.57	$11.21
Tangible book value per common share (c/g)	$10.54	$9.80	$9.37

Total shareholders’ equity to total assets ratio (a/e)	10.12%	9.63%	10.95%
Tangible equity ratio (d/f)	8.91%	8.39%	10.02%
Tangible common equity ratio (c/f)	5.30%	4.84%	5.33%